UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2016

FS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35589	45-4585178
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6920 220th Street SW, Suite 200, Mountlake Terrace, Washington	98043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (425) 771-5299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On September 1, 2015, FS Bancorp, Inc. (the “Company”) filed a Current Report on Form 8-K to report that its wholly-owned subsidiary, 1st Security Bank of Washington (“1st Security Bank”), had agreed to purchase four branches (the “Branches”) from Bank of America, National Association, Charlotte, North Carolina (“Bank of America”), pursuant to a Purchase and Assumption Agreement, dated September 1, 2015 (the “P&A Agreement”) (the “Branch Purchase”).

On January 25, 2016, the Company filed a Current Report on Form 8-K to report its announcement that the purchase was completed on January 22, 2016. The report noted that, to the extent that financial statements required by Item 9.01 had not been waived by the staff of the Securities and Exchange Commission (the “SEC”), such financial statements would be filed in an amendment to that report. This amendment to our Current Report on Form 8-K includes the financial information required pursuant to a waiver granted by the staff of the SEC in lieu of certain historical financial statements and pro forma financial information regarding the acquired branches required by Rule 8-04 and 8-05 of Regulation S-X.

Item 2.01 - Completion of Acquisition or Disposition of Assets

Overview

On January 22, 2016, the Company’s wholly-owned subsidiary, 1st Security Bank, completed the Branch Purchase pursuant to the P&A Agreement. In the transaction, 1st Security Bank acquired approximately $186.4 million of deposits, a small portfolio of performing loans, two owned bank branches, three leases for the bank branches and parking facilities and certain other assets of the Branches. In consideration of the purchased assets and transferred liabilities, 1st Security Bank paid (a) the unpaid principal balance and accrued interest of approximately $419,000 for the loans acquired, (b) the net book value, or approximately $778,000, for the bank facilities and certain other assets associated with the Branches, and (c) a deposit premium of 2.50% on substantially all of the deposits assumed, which equated to approximately $4.8 million.  The transaction was settled with Bank of America paying cash of $180.4 million to 1st Security Bank for the difference between these amounts and the total deposits assumed.

A narrative description of the results of the transaction on the Company’s financial condition, operating results, liquidity and capital resources is below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the SEC and the audited statement of assets acquired and liabilities assumed of the Branch Purchase, which is included as Exhibit 99.1 to this filing.

Discussion

The determination of the initial fair value of loans purchased as part of the Branch Purchase involves a high degree of judgment and complexity. The carrying value of the acquired loans reflects management’s best estimate of the amount to be realized on each of these assets and, the amount of the loans purchased is not significant to the Branch Purchase amount. For further information regarding the fair value accounting of the Branch Purchase, see the section entitled “Business Combinations” in Note 1 to the financial statements filed as Exhibit 99.1 to the Form 8-K.

Financial Condition

  The Branch Purchase resulted in an increase to the Company’s total assets and total deposits which are expected to positively affect the Company’s operating results. The following is a summary of the assets acquired and liabilities assumed:

•	$180.4 million in net cash was received as part of the Branch Purchase. This amount of cash amounted to 26.6% of the Company’s total assets at December 31, 2015.

•	$186.4 million in deposits were assumed as part of the Branch Purchase. This amounted to 38.4% of the Company’s total deposits at December 31, 2015.

The following table presents information regarding the Branches deposit portfolio assumed by the Company:

At January 22, 2016
(In thousands)
Noninterest-bearing checking	$79,966
Interest-bearing checking	1,393
Savings	12,375
Money market	73,544
Certificates of deposit:
Less than $100,000	15,025
$100,000 to $250,000	3,611
Over $250,000	450
Total certificates of deposit	19,086
Total deposits	$186,364

The amount of the Branches’ non-time deposits was $167.3 million at January 22, 2016. The Company believes that the customer relationships associated with these deposits have intangible value; therefore, the Company determined the amount of the core deposit intangible asset based on an independent valuation prepared by a qualified third-party appraiser. Based on this valuation, the Company recorded a core deposit intangible asset of approximately $2.1 million, which will be amortized using an accelerated basis, over approximately nine years. In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its Consolidated Statements of Income.

Operating Results

The Company expects that the Branch Purchase will positively affect its operating results. Two of the Branches are located in Clallam County, Washington and the other two Branches are located in Jefferson County, Washington. The addition of these Branches gives the Company a larger market presence on the Olympic Peninsula and is anticipated to provide economies of scale in connection with our one branch in Poulsbo, Washington.  The Company expects interest expense to increase due to the deposits assumed; however, 43.7% of the assumed deposits consisted of transaction accounts (noninterest and interest bearing demand accounts) which historically have provided lower funding costs as compared to other deposits. The Company believes noninterest expense will increase due to the amortization expense of the core deposit intangible as well as the operating and personnel expenses associated with the Branch Purchase.

Liquidity

Approximately 96.8% of assets from the Branch Purchase were liquid assets due to the net cash settlement payment of $180.4 million by Bank of America to the Company for the difference between the assets acquired and liabilities assumed. The Company will use these proceeds to fund future growth and enhance its liquidity. Within a week following the closing of the Branch Purchase, 1st Security Bank repaid $81.1 million in Federal Home Loan Bank (“FHLB”) advances. The acquired loan and deposit balances have not varied materially since the closing of the transaction.

Capital Resources

In the Annual Report on Form 10-K filed with the SEC on March 25, 2016, the Company reported results for the year ended December 31, 2015, including its capital ratios without including the effect of the Branch Purchase.  At December 31, 2015, 1st Security Bank’s Tier 1 leverage ratio and total risk-based capital ratio was 12.1% and 15.5%, respectively, and its capital ratios exceeded “well capitalized” levels under applicable law. The Company anticipates the leverage ratio to decrease during the first quarter of 2016 with the new assets from the Branch Purchase increasing Company assets at January 22, 2016. The new assets from the Branch Purchase will be partially offset by the repayment of $81.1 million in FHLB advances as noted above.

Item 9.01- Financial Statements and Exhibits

(a)           Financial statements of businesses acquired.

The information set forth in Item 2.01 of this report is incorporated by reference in this Item 9.01. The following financial statements are attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01:

1.	Report of Independent Registered Public Accounting Firm;
2.	Statement of Assets Acquired and Liabilities Assumed as of January 22, 2016; and
3.	Notes to Financial Statements.

(b)           Pro Forma Financial Information.

Not applicable.

(c)           Shell Company Transactions.

Not applicable.

(d)           Exhibits.

                The following exhibits are being filed herewith and this list shall constitute the exhibit index:

Exhibit No.	Description
23	Consent of Independent Registered Public Accounting Firm.
99.1	Statement of Assets Acquired and Liabilities Assumed as of January 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2016	FS BANCORP, INC.
Registrant

	By:	/s/ Matthew D. Mullet
	Name:	Matthew D. Mullet
	Title:	Chief Financial Officer